UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

PennyMac Financial Services, Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

70932B101
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on the following pages
Page 1 of 17 pages
Exhibit Index:  Page 17

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,570,243
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,570,243
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,570,243
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3%
12	TYPE OF REPORTING PERSON (see instructions) IA

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks Capital, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,570,243
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,570,243
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,570,243
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3%
12	TYPE OF REPORTING PERSON (see instructions) CO

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks Enhanced GP Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 860,030
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 860,030
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,030
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0%
12	TYPE OF REPORTING PERSON (see instructions) CO

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks Enhanced Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 860,030
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 860,030
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 860,030
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks GP Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 70,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 70,227
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,227
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON (see instructions) CO

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 70,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 70,227
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,227
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks SPV GP Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 639,986
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 639,986
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 639,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON (see instructions) CO

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Seven Locks SPV, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 639,986
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 639,986
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 639,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON (see instructions) CO

CUSIP No. 70932B101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew Goldman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION US Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,570,243
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,570,243
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,570,243
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3%
12	TYPE OF REPORTING PERSON (see instructions) IN

Item 1(a).	Name of Issuer:
PennyMac Financial Services, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:
6101 Condor Drive Moorpark, CA 93021

Item 2(a).	Name of Person Filing:

This Schedule 13G is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):
Seven Locks Capital Management, L.P.
Seven Locks Capital, L.L.C.
Seven Locks Enhanced GP Holdings, L.L.C.
Seven Locks Enhanced Master Fund, L.P.
Seven Locks GP Holdings, L.L.C.
Seven Locks Master Fund, L.P.
Seven Locks SPV GP Holdings, L.L.C.
Seven Locks SPV, L.L.C.
Andrew Goldman

This Schedule 13G relates to the shares of class A common stock of the Issuer (the “Shares”) held for the accounts of Seven Locks Enhanced Master Fund, L.P. (“SVLE”), Seven Locks Master Fund, L.P. (“SVLK”), and Seven Locks SPV, L.L.C. (“SPV”).  Seven Locks Capital Management, L.P. (“SLCM”) is the investment manager of SVLE and SVLK and SPV and therefore retains voting control and dispositive power of the shares owned by each.  Seven Locks Enhanced GP Holdings, L.L.C. (“SVLEGP”), is the general partner of SVLE.  Seven Locks GP Holdings, L.L.C. (“SVLKGP”) is the general partner of SVLK.  Seven Locks SPV GP Holdings, L.L.C. (“SPVGP”) is the managing member of SPV.  Seven Locks Capital, L.L.C. (“SLC”) is the managing member of SVLEGP, SVLKGP and SPVGP. Andrew Goldman is the managing member and majority owner of SLC.

Item 2(b).	Address of Principal Business Office or, if none, Residence:
The address of the principal business office of each of the Reporting Persons is: c/o Seven Locks Capital Management, L.P.
237 Park Avenue 9th Floor New York, NY 10017

Item 2(c).	Citizenship:

Seven Locks Capital Management, L.P. – Delaware, United States
Seven Locks Capital, L.L.C. – Delaware, United States
Seven Locks Enhanced GP Holdings, L.L.C. – Delaware, United States
Seven Locks Enhanced Master Fund, L.P. – Cayman Islands
Seven Locks GP Holdings, L.L.C. – Delaware, United States
Seven Locks Master Fund, L.P. – Cayman Islands
Seven Locks SPV GP Holdings, L.L.C. – Delaware, United States
Seven Locks SPV, L.L.C. – Delaware
Andrew Goldman –New York, United States

Item 2(d).	Title of Class of Securities:
Class A Common Stock, $0.0001 par value (the “Shares”)

Item 2(e).	CUSIP Number: 70932B101

Item 3.	If this Statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act;
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
	(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	☒	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)
Amount Beneficially Owned:

As of December 31, 2014, each of the Reporting Persons may be deemed the beneficial owner of 1,570,243 Shares representing 7.3% of the Shares outstanding as of November 14, 2014.  860,030 Shares are held for the account of SVLE representing 4.0% of the Shares outstanding as of November 14, 2014.  70,227 Shares are held for the account of SVLK representing less than 1% of the Shares outstanding as of November 14, 2014.  639,986 Shares are held for the account of SPV representing 3.0% of the Shares outstanding as of November 14, 2014.

	(b)	Percent of Class: 7.3% (based on 21,538,012 Shares outstanding as of November 14, 2014, as reported by the Issuer in its quarterly report on Form 10-Q filed November 14, 2014)
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 1,570,243
		(iii)	sole power to dispose or to direct the disposition of: 0
		(iv)	shared power to dispose or to direct the disposition of: 1,570,243

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See disclosure in Items 2 and 4 hereof.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

See disclosure in Item 2 hereof.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect for the time being.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2015

SEVEN LOCKS CAPITAL MANAGEMENT, L.P.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS CAPITAL, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS ENHANCED GP HOLDINGS, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS ENHANCED MASTER FUND, L.P.

By:  /s/Andrew Goldman______________________________________________
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS GP HOLDINGS, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS MASTER FUND, L.P.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS SPV GP HOLDINGS, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS SPV, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

ANDREW GOLDMAN

By:  /s/Andrew Goldman

EXHIBIT INDEX

EX.	Page No.

A	Joint Filing Agreement	12

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of PennyMac Financial Services, Inc. dated as of February 17, 2015, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  February 17, 2015

SEVEN LOCKS CAPITAL MANAGEMENT, L.P.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS CAPITAL, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS ENHANCED GP HOLDINGS, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS ENHANCED MASTER FUND, L.P.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS GP HOLDINGS, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS MASTER FUND, L.P.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS SPV GP HOLDINGS, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

SEVEN LOCKS SPV, L.L.C.

By:  /s/Andrew Goldman
       Andrew Goldman, Authorized Signatory

ANDREW GOLDMAN

By:  /s/Andrew Goldman